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                                                                   Exhibit 99.1


                    INVESTOR FAILS TO PURCHASE STOCK IN CVUSA


         JULY 2, 1998 (New York) - CellularVision USA (NASDAQ: CVUS) said today that a funding source had defaulted on its agreement to provide equity funding to the Company. Approved in April, the transaction would have provided $2 million in cash to the Company simultaneously with scheduled principal and interest payments on the Company's outstanding debt of approximately $3.3 million, which are now overdue.

         The Company is in discussions with its debt holders regarding forbearance and rescheduling of their claims. In addition, as previously announced, the Company is working closely with Wasserstein Perella & Co., Inc. and is currently considering a number of financing and strategic alternatives.

         CellularVision USA, Inc. is the first Super-Wireless Local Multipoint Distribution Service (LMDS) provider licensed by the FCC. CVUS serves the 1,100 square mile New York Primary Metropolitan Statistical Area, which encompasses approximately 8.6 million people. CVUS provides Super-Wireless high-speed Internet access and multichannel subscription television service to its customer base. For more information about CVUS, please visit our web site at www.cellularvision.com.